Exhibit 99.1

Tecnoglass Reports Second Quarter 2026 Results, Including Record Revenues on Continued Market Share Gains

- Record Second Quarter Revenue of $295.3 Million, Up 15.6% Year-Over-Year, With Double-Digit Growth in Both Single-Family Residential and Multi-Family/Commercial -

- Net Income of $24.6 Million, or $0.55 Per Diluted Share -

- Adjusted Net Income1 of $23.8 Million, or $0.54 Per Diluted Share -

- Adjusted EBITDA1 of $51.7 Million, Representing 17.5% of Total Revenues -

- Backlog Expanded 15.6% Year-Over-Year to a Record $1.38 Billion -

- Strong Balance Sheet for Disciplined Deployment with Total Liquidity of $360 Million -

- Returned Value to Shareholders During the Quarter Through $6.7 Million in Dividends -

- Implemented Pricing Actions and Automation Initiatives Expected to Benefit Results in Second Half -

- Completed U.S. Redomiciliation, Aligning Corporate Structure with U.S. Listing, Enhancing Index Eligibility and Broadening Investor Access -

- Updated Full Year 2026 Guidance -

Miami, FL – August 6, 2026 – Tecnoglass Holdings Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today reported financial results for the second quarter ended June 30, 2026.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “We delivered record second quarter revenues, with double-digit growth in both our single-family residential and multi-family and commercial businesses, reflecting healthy demand, continued market share gains and consistent execution across our expanding footprint. Margins developed largely as we outlined last quarter, reflecting elevated aluminum costs, a stronger Colombian Peso and the initial impact of the April enactment of Section 232 tariffs on certain aluminum-based products. We are addressing these dynamics through pricing actions, which began flowing into orders in May, along with logistics optimization and accelerated automation initiatives. We expect these actions to progressively benefit results in the second half of the year as we work toward a more optimized cost position entering 2027. Our first half actions and performance support our confidence in the balance of the year, and we remain focused on creating long-term value for our shareholders.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Our backlog grew to another record of $1.38 billion, extending our track record of sequential quarter growth since 2021 and reflecting consistent execution on a growing pipeline of multi-family and commercial projects. Our new showrooms, expanding dealer network and vinyl lines continue to gain traction, helping us grow the share of single-family residential revenues generated outside of Florida by several hundred basis points year-to-date. We are making meaningful progress on our automation and efficiency program, which enabled a 10% headcount reduction as of the end of June, with additional automation expected to be operational by year end while preserving our capacity to serve a strong order book. We believe the actions underway are strengthening our cost structure and competitive position for years to come.”

Second Quarter 2026 Results

Total revenues for the second quarter of 2026 increased 15.6% to a record $295.3 million, compared to $255.5 million in the prior year quarter. Multi-family/commercial revenues grew 15.7% year-over-year to a record $168.8 million, driven by continued strong activity in key markets, including growth in markets beyond Florida. Single-family residential revenues grew 15.4% year-over-year to a record $126.5 million, reflecting continued market share gains and geographic expansion, along with the timing of orders placed ahead of May pricing actions. Changes in foreign currency exchange rates represented a $0.9 million benefit to total revenues in the quarter.

Gross profit for the second quarter of 2026 was $110.0 million, representing a 37.3% gross margin, compared to gross profit of $114.3 million, representing a 44.7% gross margin, in the prior year quarter. The year-over-year change in gross margin primarily reflected higher raw material costs as the average all-in U.S. aluminum price, which includes the Midwest premium, increased approximately 77% year-over-year, higher labor costs related to the annual minimum wage adjustment in Colombia at the beginning of the year, a strengthening of the Colombian Peso, which appreciated approximately 14% year-over-year, and approximately $0.7 million in severance costs related to headcount reductions associated with the Company’s efficiency and automation initiatives. These impacts were partly offset by operating leverage on higher volume. Pricing actions implemented in May began flowing into orders late in the quarter, with the revenue benefit beginning in the third quarter.

Selling, general and administrative expense (“SG&A”) was $73.5 million for the second quarter of 2026 compared to $53.1 million in the prior year quarter. The increase primarily reflected approximately $17.0 million of expenses associated with the recently implemented Section 232 tariffs on finished aluminum window imports, along with higher transportation and commission expenses associated with revenue growth in the quarter. As a percent of total revenues, SG&A was 24.9% for the second quarter of 2026 compared to 20.8% in the prior year quarter, primarily due to the aforementioned factors.

Net income was $24.6 million, or $0.55 per diluted share, in the second quarter of 2026 compared to net income of $44.1 million, or $0.94 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction gain of $5.2 million in the second quarter of 2026 and a gain of $0.8 million in the second quarter of 2025. These non-cash gains and losses relate to the accounting re-measurement of U.S. Dollar-denominated assets and liabilities against the Colombian Peso as the functional currency.

Adjusted net income1 was $23.8 million, or $0.54 per diluted share, in the second quarter of 2026 compared to adjusted net income1 of $48.5 million, or $1.03 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, which management believes better reflects core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $51.7 million, or 17.5% of total revenues, in the second quarter of 2026, compared to $79.8 million, or 31.2% of total revenues, in the prior year quarter. The change was primarily attributable to the aforementioned factors impacting gross margin and SG&A.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the second quarter of 2026 was approximately $4.4 million, reflecting the seasonal timing of annual income tax payments for the Company’s Colombian subsidiaries, tariff-related payments, and continued strategic purchases of U.S.-sourced aluminum as part of the Company’s supply chain resilience and tariff mitigation strategy. Capital expenditures of approximately $35.4 million in the quarter included scheduled payments related to previously announced capacity and automation investments.

During the quarter, the Company returned capital to shareholders through $6.7 million in cash dividends. As of August 6, 2026, the Company had approximately $92.5 million remaining under its current share repurchase program.

The Company ended the second quarter of 2026 with total liquidity of approximately $360.0 million, including $80.8 million of cash and cash equivalents and $280.0 million of availability under its revolving credit facilities, and total debt of $225.4 million. The Company maintains a conservative leverage profile of approximately 0.6x net debt to LTM Adjusted EBITDA¹, providing significant financial flexibility to continue investing in growth initiatives and returning capital to shareholders.

Additional Updates

Effective July 7, 2026, the Company completed its previously announced redomiciliation from the Cayman Islands to the United States, following shareholder approval at the Annual General Meeting. Tecnoglass is now incorporated in the State of Florida and remains headquartered in Miami, Florida. The Company believes this milestone supports its strategic objectives by simplifying its organizational and regulatory structure, improving the tax efficiency of dividend distributions, and broadening its potential investor base to include investors that are limited to investing in U.S.-domiciled companies. The Company’s ordinary shares continue to trade on the NYSE under the symbol TGLS.

As previously disclosed, the Company is conducting a feasibility study for the potential construction of a new state-of-the-art facility in the United States. The Company expects to complete the purchase of land for this potential facility by the end of August 2026, which preserves strategic flexibility as due diligence continues and does not represent a commitment to proceed with any construction, which would occur in phases based on factors such as demand, market conditions and return profiles. The Company is also in advanced discussions with state authorities to finalize incentives that would be expected to significantly enhance the potential economics of the proposed project.

Additionally, the Company continues to advance its automation and efficiency initiatives, completing a 10% reduction in headcount as of the end of June, with additional automation expected to be operational by year end.

Full Year 2026 Guidance

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Based on our first half performance and the visibility provided by our order book, we are narrowing our full year 2026 revenue outlook to a range of $1.08 billion to $1.12 billion, with Adjusted EBITDA in the range of $220 million to $230 million. The revision primarily reflects sustained high aluminum costs and a Colombian peso that has strengthened beyond our prior assumptions, not a change in the demand for our products. We remain encouraged by demand trends and by our ability to grow well above industry rates. Looking ahead, we are committed to fully offsetting the impact of tariffs in 2027, as automation savings and full-year pricing are realized. With a conservative debt leverage profile and strong cash generation, we remain well-positioned to invest in growth while returning capital to shareholders.”

Webcast and Conference Call

Management will host a webcast and conference call on August 6, 2026, at 10:00 a.m. Eastern time to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-844-676-5131 (domestic) or 1-412-634-6589 (international). Upon dialing in, please request to join the Tecnoglass Second Quarter 2026 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 10210630.

About Tecnoglass

Tecnoglass Holdings Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.8 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for over 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://www.youtube.com/watch?v=qD3AKBv4EkU.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo / CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$80,814	$100,901
Investments	3,466	3,150
Trade accounts receivable, net	287,466	239,448
Due from related parties	2,075	2,002
Inventories	271,595	213,524
Contract assets – current portion	29,701	31,809
Other current assets	55,082	62,724
Total current assets	$730,199	$653,558
Long-term assets:
Property, plant and equipment, net	$562,122	$476,159
Long term accounts receivable	1,887	1,730
Deferred income taxes	329	1,257
Contract assets – non-current	28,414	20,506
Intangible assets	13,808	12,959
Goodwill	30,059	30,059
Equity method investment	55,656	57,443
Other long-term assets	7,417	6,721
Total long-term assets	699,692	606,834
Total assets	$1,429,891	$1,260,392
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$6,156	$427
Trade accounts payable and accrued expenses	178,854	127,228
Due to related parties	8,895	10,881
Dividends payable	6,675	6,730
Contract liability – current portion	173,825	149,442
Other current liabilities	18,250	57,038
Total current liabilities	$392,655	$351,746
Long-term liabilities:
Deferred income taxes	$28,181	$22,404
Contract liability – non-current	1,045	1,988
Long-term debt	219,238	171,202
Total long-term liabilities	248,464	195,594
Total liabilities	$641,119	$547,340
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2026, and December 31, 2025 respectively	$	$
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 46,389,046 shares issued, and 44,364,716 shares outstanding at June 30, 2026; and, 46,389,146 shares issued, and 44,737,726 shares outstanding at December 31, 2025	5	5
Treasury stock	(95,679)	(79,218)
Legal Reserves	1,458	1,458
Additional paid-in capital	153,353	153,358
Retained earnings	713,697	670,558
Accumulated other comprehensive (loss) income	15,938	(33,109)
Shareholders’ equity attributable to controlling interest	788,772	713,052
Total liabilities and shareholders’ equity	$1,429,891	$1,260,392

Tecnoglass Holdings Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
Operating revenues:
External customers	$294,571	$254,145	$542,962	$475,417
Related parties	720	1,401	1,341	2,417
Total operating revenues	295,291	255,546	544,303	477,834
Cost of sales	(185,257)	(141,211)	(338,435)	(265,974)
Gross profit	110,034	114,335	205,868	211,860
Operating expenses:
Selling expense	(45,081)	(29,730)	(67,981)	(53,347)
General and administrative expense	(28,409)	(23,405)	(56,402)	(42,260)
Total operating expenses	(73,490)	(53,135)	(124,383)	(95,607)
Other Operating income	-	4	-	4,280
Operating income	36,544	61,204	81,485	120,533
Non-operating income, net	644	588	1,500	1,604
Equity method (loss) income	(231)	942	(129)	2,286
Foreign currency transactions gains	5,213	847	6,130	338
Interest expense, net and deferred cost of financing	(3,520)	(1,350)	(6,543)	(2,681)
Income before taxes	38,650	62,231	82,443	122,080
Income tax provision	(14,095)	(18,148)	(25,997)	(35,808)
Net income	$24,555	44,083	56,446	$86,272
Basic income per share	$0.55	0.94	1.27	$1.84
Diluted income per share	$0.55	0.94	1.27	$1.84
Basic weighted average common shares outstanding	44,364,801	46,988,155	44,497,265	46,989,650
Diluted weighted average common shares outstanding	44,364,801	46,988,155	44,497,265	46,989,650
Other comprehensive income:
Foreign currency translation adjustments	35,693	13,260	48,905	32,836
Change in fair value of investments available for sale and derivative contracts	(50)	785	142	148
Other comprehensive income	35,643	14,045	49,047	32,984
Total Comprehensive income	$60,198	$58,128	$105,493	$119,256

Tecnoglass Holdings Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands) / (Unaudited)

	Six months ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$56,446	86,272
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	1,322	987
Depreciation and amortization	21,367	16,479
Deferred income taxes	5,009	2,002
Equity method income	129	(2,286)
Loss (gain) on disposal of assets	487	(4,254)
Deferred cost of financing	307	556
Realized gain on derivative instruments	1,181	-
Unrealized currency translation gains	(15,956)	(8,718)
Other non-cash adjustments	31	391
Changes in operating assets and liabilities:
Trade accounts receivable	(32,334)	(20,376)
Inventories	(35,818)	(23,996)
Prepaid expenses	(2,691)	(2,529)
Other assets	19,953	(3,248)
Trade accounts payable and accrued expenses	31,340	21,802
Taxes payable	(39,160)	(18,513)
Labor liabilities	(1,810)	87
Other liabilities	178	15
Contract assets and liabilities	3,668	21,387
Related parties	(2,533)	(1,298)
CASH PROVIDED BY OPERATING ACTIVITIES	$11,116	64,760

CASH FLOWS FROM INVESTING ACTIVITIES
Dividends received	2,257	8,914
Business acquisition	-	(6,841)
Purchase of investments	(600)	(73)
Sale of property and equipment	-	12,312
Acquisition of property and equipment	(52,662)	(62,939)
CASH USED IN INVESTING ACTIVITIES	$(51,005)	(48,627)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(13,364)	(14,095)
Share repurchases	(16,466)	(339)
Proceeds from debt	63,810	3,613
Repayments of debt	(15,731)	(4,103)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	$18,249	(14,924)

Effect of exchange rate changes on cash and cash equivalents	$1,553	1,816

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(20,087)	3,025
CASH AND CASH EQUIVALENTS - Beginning of period	100,901	134,882
CASH AND CASH EQUIVALENTS - End of period	$80,814	137,907

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$4,698	$3,343
Income Tax	$51,609	$47,360

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under credit or debt	$9,778	$7,663
Account payable for business acquisition	$-	$3,588

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2026	2025	% Change	2026	2025	% Change
Revenues by Region
United States	286,242	242,347	18.1%	523,382	454,801	15.1%
Colombia	6,154	6,621	-7.1%	13,673	13,035	4.9%
Other Countries	2,895	6,578	-55.9%	7,248	9,998	-27.5%
Total Revenues by Region	295,291	255,546	15.6%	544,303	477,834	13.9%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral, which are not performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Six months ended
	June 30,			June 30,
	2026	2025	% Change	2026	2025	% Change

Total Revenues with Foreign Currency Held Neutral	294,431	255,546	15.2%	542,541	477,834	13.5%
Impact of changes in foreign currency	860	-	n.a	1,762	-	n.a
Total Revenues, As Reported	295,291	255,546	15.6%	544,303	477,834	13.9%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data) / (Unaudited)

Adjusted EBITDA and adjusted net (loss) income are non-GAAP performance measures. Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. Items excluded to arrive at forward-looking non-GAAP measures may have a significant, and potentially unpredictable, impact on our future GAAP results.

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income	24,555	44,083	56,446	86,272
Foreign currency transactions losses (gains)	(5,213)	(847)	(6,130)	(338)
Provision for bad debt	234	772	1,322	987
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	3,753	6,660	7,233	7,297
Derivative financial instruments	(64)	-	279	-
Joint Venture VA (Saint Gobain) adjustments	162	(89)	75	(142)
Tax impact of adjustments at statutory rate	338	(2,079)	(834)	(2,498)
Adjusted net income	23,765	48,500	58,391	91,578
Basic income per share	0.55	0.94	1.27	1.84
Diluted income per share	0.55	0.94	1.27	1.84
Diluted Adjusted net income per share	0.54	1.03	1.31	1.95
Basic weighted average common shares outstanding in thousands	44,365	46,988	44,497	46,990
Diluted Weighted Average Common Shares Outstanding in thousands	44,365	46,988	44,497	46,990

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025

Net income	24,555	44,083	56,446	86,272
Interest expense and deferred cost of financing	3,584	1,350	6,264	2,681
Income tax provision	14,095	18,148	25,997	35,808
Depreciation & amortization	10,689	9,145	21,367	16,479
Foreign currency transactions losses (gains)	(5,213)	(847)	(6,130)	(338)
Provision for bad debt	234	772	1,322	987
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	3,753	6,660	7,233	7,297
Derivative financial instruments	(64)	-	279	-
Joint Venture VA (Saint Gobain) EBITDA adjustments	93	468	497	789
ADJUSTED EBITDA	51,726	79,779	113,275	149,975